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                                                                     Exhibit 8.1

September 22, 2000

travelbyus.com ltd.
204-3237 King George Highway
South Surrey, British Columbia

V4P 1B7


Ladies and Gentlemen:

Re:  Aviation Group, Inc.
     Form S-4 Registration Statement

We are of the opinion that the commentary contained under the heading "Federal Income Tax Considerations Relating to the Arrangement - Canadian Federal Income Tax Considerations" contained in the Registration Statement on Form S-4 under the Securities Act of 1933 filed on or about Septebmer 22, 2000 is a fair and accurate summary in all material respects of the Canadian Federal income tax considerations relating to the Arrangement insofar as it relates to statements of law or legal conclusions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name in connection therewith. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. Our opinion speaks only as of the date hereof and we disclaim any duty to update such opinion.

Yours truly,

/s/ Cassels Brock & Blackwell LLP